AGREEMENT OF PURCHASE AND SALE OF ASSETS


     This AGREEMENT OF PURCHASE AND SALE OF ASSETS is entered into as of the 14th day of August, 1998, by and between Dirt Free Carpet & Upholstery Cleaning, Inc., a Texas corporation having its principal place of business at 3505 South Dairy Ashford, Suite 251, Houston, Texas 77028 ("Dirt Free"), Aubry Thoede, the owner of Dirt Free and the owner of certain assets used by Dirt Free in the carpet cleaning business, having an office at 3505 South Dairy Ashford, Suite 251, Houston, Texas 77028 ("Thoede") (Dirt Free and Thoede are sometimes collectively referred to as "Sellers"), and Venturi Technologies, Inc., a Nevada corporation, having its principal office at 1327 North State Street, Orem, Utah 84057 ("Purchaser").

     WHEREAS, Sellers own and operate a carpet and upholstery cleaning business located in the Houston, Texas area;

     WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser substantially all of the Sellers' Assets used in, and connected with, the Sellers' carpet cleaning business in exchange for Purchaser's common stock upon the terms described in this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:
     1. Purchase and Sale of Business. Sellers shall sell to Purchaser, and, subject to the License Agreement between the parties, Purchaser shall purchase from Sellers substantially all of Sellers' interest in all the business assets, goodwill and rights owned by Sellers and used in the operation of Sellers' business ("Sellers' Assets"), including (i) the right to use Sellers' business name, (ii) the assets listed in the Bills of Sale and Assignments attached as Exhibits "A-1" and "A-2," and (iii) the assets listed on the Balance Sheet described in Section 5.3, except for assets disposed of in the ordinary course of Sellers' business between the Balance Sheet Date and the Closing Date. Sellers shall transfer Sellers' Assets free and clear of all liabilities and liens except as provided by this Agreement.

     2.   Payment for Non-Competition and Confidentiality
Undertaking and For Sellers' Assets.

     2.1 Cash Payment for Confidentiality and Non-Competition/Confidentiality Undertaking. Upon the termination of the ninety (90) day recission period specified in Section 2.5 herein, Thoede shall execute and deliver to Purchaser a Non-competition, Confidentiality and Continuity of Business
Dealings Undertaking substantially in the form attached hereto as Exhibit "B," and the Purchaser shall, upon delivery of the executed Undertaking, and as consideration for such Undertaking, pay to Thoede $150,000.00 in cash.

     2.2 Stock for Sellers' Assets. As full payment for Sellers' Assets, Purchaser shall, at the Closing, cause to be issued to Sellers, in such proportions as directed by Sellers, a total of 52,632 shares of Purchaser's $.001 par value common stock (the "Shares").

     2.3 Restricted Stock. The Shares issued to Sellers under this Agreement have not been registered with the Securities and Exchange Commission, nor have the Shares been qualified under the securities laws of any state. The Sellers acknowledges that the Shares are subject to the following restriction which will be printed in the following form on the certificates representing the Shares:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
     NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
     1933, AS AMENDED (THE "ACT") OR QUALIFIED UNDER THE
     SECURITIES LAWS OF ANY STATE (THE "LAW").  SUCH
     SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND
     NEITHER SAID SHARES NOR ANY INTEREST THEREIN MAY BE
     SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN
     EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES
     UNDER THE ACT AND QUALIFICATION UNDER THE LAW OR AN
     OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION
     THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT
     REQUIRED AS TO SAID SALE OR OFFER.

Sellers represent the following to Purchaser in order to establish exemptions from registration under Federal and state securities laws. Seller are acquiring the Shares for their own account, for investment, and not for resale in connection with any distribution thereof. Sellers have such knowledge and experience in business and financial matters that they are capable of evaluating the risks of obtaining the Shares. Sellers understand the speculative nature of the Shares. Sellers have adequate net worth and means to provide for their current needs and to sustain a complete loss of their investment. Sellers have no need of liquidity of their investment. Sellers understand that at present no public market exists, and that a public market may never exist, for the Shares and that the Purchaser is under no obligation to provide a market for the Shares.

     2.4 Restriction on Resale. Except as provided below, Sellers shall not, without the prior written consent of the Purchaser, offer for sale, sell, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of the Shares, in any manner whatsoever, whether pursuant to SEC Rule 144 or otherwise, prior to the date that is two (2) years after the Closing Date; provided however, that a certain number of Shares shall be released from this restriction on the following schedule:

               5% of the total initial amount of the Shares shall be released each month during the thirteenth (13th) through sixteenth (16th) month after the Closing Date;

               8% of the total initial amount of the Shares shall be released each month during the seventeenth (17th) through twenty-first (21st) month after the Closing Date; and

                10% of the total initial amount of the Shares
               shall be released each month during the twenty-second (22nd) through twenty-fourth (24th) month after the Closing Date.

The certificates representing the Shares shall contain, for so long as this restriction remains in effect, a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE
     SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER,
     INCLUDING AN AGREEMENT BETWEEN THE COMPANY AND THE
     ORIGINAL HOLDER OF THE SHARES REPRESENTED BY THIS
     CERTIFICATE THAT THE SHARES MAY NOT BE OFFERED OR
     SOLD FOR A CERTAIN PERIOD OF TIME AFTER THE DATE OF
     ISSUANCE.

     2.5 Right of Rescission. Either party may rescind this Agreement by personally delivering a written notice of rescission to the other party. The rescission cannot occur earlier than sixty (60) days after the Closing Date, and it cannot occur later than ninety (90) days after the Closing Date. If there is a rescission, each party shall return as close as reasonably possible the other party to its position prior to the Closing. Specifically, Sellers shall return the stock certificates and shall assume the liabilities assumed by Purchaser on behalf of Seller, and Purchaser shall return Sellers' Assets (or their net value).

     2.6 Consent to Dilution. Sellers understand that Purchaser plans to acquire other businesses and assets by issuing stock, and that Purchaser may issue shares of its stock for other reasons in the future. Sellers understand and consent that future issuance of stock will dilute Sellers' proportionate ownership of Purchaser.

     2.7 Liabilities Undertaking. At the Closing Purchaser shall sign a Liabilities Undertaking in the form of the attached Exhibit "___," pursuant to which Purchaser shall assume to pay or discharge the obligations set forth therein.

     2.8 Life Insurance. Within thirty (30) days after the Closing Date Purchaser shall obtain a policy of life insurance on Thoede's life, naming Thoede's wife as beneficiary, in the face amount of $1,500,000. Purchaser shall pay all premiums on such insurance, and shall maintain such insurance in effect until such time as the common stock in Purchaser owned by Thoede has an aggregate market value of at least $1,000,000, at which time Purchaser shall no longer be required to make premium payments on such insurance, and such insurance shall either be allowed to be canceled or Thoede may take over the payment of all premiums. Thoede shall submit to any physical examinations and complete any applications that are required in order to obtain such insurance.

     3. Closing. The Closing shall take place at the close of business on the ___ day of ________, 1998, at Purchaser's office or at such other time and place as the parties agree, but in no event at a date later than August 20, 1998.

     4.   Sellers' Obligations at Closing; Further Assurances.

     4.1  At the Closing, Sellers shall deliver to Purchaser:

          4.1.1  a cashier's or certified check payable
     to Purchaser in the amount of Sellers' cash on hand and in banks, less the amount necessary for all uncleared checks to clear which are in payment of liabilities assumed by Purchaser hereunder (and
     Sellers agrees to keep enough money in the bank for such checks to clear) or, at Purchaser's option, an assignment of all of Sellers' bank accounts;

          4.1.2 a Bill of Sale and Assignment signed by Dirt Free in the form attached as Exhibit "A-1" and a Bill of Sale and Assignment signed by Thoede in the form attached as Exhibit "A-2;"

          4.1.3  any other instruments of assignment and
     transfer necessary to vest in Purchaser good and marketable title to Sellers' Assets;

          4.1.4  all contracts and records relating to
     Sellers' Assets; and

          4.1.5  all documents required by this
     Agreement.

     4.2 At any time after the Closing, Purchaser may request and Sellers must sign and/or deliver any documents necessary to transfer and assign to Purchaser, and confirm Purchaser's title to Sellers' Assets, and to assist Purchaser in the exercise of all rights thereto. After the Closing, Sellers shall have access to the books and records pertaining to its operations.

     4.3 Purchaser shall have the right to collect all receivables transferred to Purchaser under this Agreement and to endorse Sellers' name on checks received for such receivables. Sellers shall transfer to Purchaser any cash or other property Sellers receives for such receivables.

     4.4 Sellers shall pay any income taxes payable as a result of this transaction, and shall indemnify Purchaser from any income tax liability that may result from this transaction.

     4.5 The parties agree to allocate the purchase price among the Sellers' Assets as set forth in Schedule 4.5.

     5. Representations and Warranties by Sellers. Sellers represent and warrant to Purchaser as follows:

     5.1 Organization, Standing and Qualification. Dirt Free is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Thoede is an individual who owns all of the outstanding capital stock of Dirt Free, and who owns some of the assets used by Dirt Free in Dirt Free's carpet cleaning business. Sellers have all requisite corporate or other power and authority and are entitled to carry on their respective businesses as now being conducted and to own, lease or operate their properties as and in the places where such businesses are now conducted.
Sellers are properly licensed to conduct their respective businesses.

     5.2 Execution and Performance of Agreement; Authority. The performance of this Agreement by Sellers will not result in a default or breach of any other agreement to which Sellers are a party. Sellers have the authority to enter into this Agreement.

     5.3 Financial Statements. The copies of the following financial statements given to Purchaser and prepared by Sellers (called the "Financial Statements") are complete and correct, have been prepared from the records of Sellers in accordance with generally accepted accounting principles and fairly present the financial condition of Sellers as of their dates and the results of its operations for the periods covered thereby:

          5.3.1  an unaudited balance sheet of Sellers
     (the "Balance Sheet") as of ________, 199__, (the
     "Balance Sheet Date") and Sellers' unaudited income or cash flow statement for the period ended
     __________, 199__.

Such statements of earnings do not contain any items of special income or any other income not earned in the ordinary course of business except as specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

     5.4 Absence of Undisclosed Liabilities. Except as reflected on Schedule 5.4 or on the Balance Sheet, as of the Balance Sheet Date Sellers had no debts or obligations of any nature whatsoever, including any tax liabilities incurred in respect of Sellers' income, or its period prior to the close of business on the Balance Sheet Date or any other debts or obligations relating to any act, omission or other condition which occurred or existed on or before the Balance Sheet Date.

     5.5 Taxes. Except as may be set forth on Schedule 5.5, all taxes and assessments imposed by any taxing authority, whether federal, state, local, foreign or otherwise which are due or payable by Sellers, and all interest and penalties thereon, have been paid in full. Except as may be set forth on Schedule 5.5, all tax returns required to be filed have been accurately prepared and filed and all deposits required to be made by Sellers with respect to employees' withholding taxes have been made.

     5.6 Absence of Changes or Events. Except as may be set forth in Schedule 5.6, since the Balance Sheet Date, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     5.7 Litigation. Except as set forth in Schedule 5.7 there is no claim, order, investigation or other proceeding, against Sellers, their employees, their properties, or business or the transactions contemplated by this Agreement, and Sellers knows of no basis for the same.

     5.8 Compliance With Laws and Other Instruments. Except as set forth in Schedule 5.8, Sellers has complied with all laws applicable to their business. The ownership and use of Sellers' Assets as well as the conduct of their business will not conflict with the rights of any other person or entity, and will not cause a default under any agreement to which Sellers are a party. Sellers are not aware of any proposed laws, condemnations or other proceedings which would affect their business or Sellers' Assets.

     5.9 Title to Properties. Sellers have good title to Sellers' Assets. None of Sellers' Assets are subject to any lien, lease, license, or adverse claim except (i) as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms of this Agreement, or (ii) insubstantial imperfections of title which have arisen in the ordinary course of business. Sellers' Assets are in good operating condition and repair, are suitable for the purposes used, and are adequate for all current operations of Seller.

     5.10 Environmental Compliance. Except as may be set forth in Schedule 5.10: (a) Sellers' business is being operated in compliance with all environmental laws and with all terms of required permits and licenses, (b) Sellers are not aware of any circumstances that may interfere with their compliance with environmental laws or which may give rise to any liability, or which would otherwise form the basis of any claim or investigation, and that is based on Sellers' manufacture, storage, disposal, transport, or handling, or the release into the environment, of any hazardous substance, (c) there is no claim, investigation, or proceeding pending or threatened against Seller, in connection with the Sellers' Assets or their business relating to environmental laws, and
(d) Sellers currently maintains all material government permits, licenses and agreements required to operate Sellers' Assets and business, and has complied with all requirements relating thereto.

     5.11 Schedules. Schedule 5.11 contains a complete list and description of:

          5.11.1  All real property in which Sellers has
     any ownership or other interest and which is used in connection with the operation of their business.

          5.11.2  As of a date no earlier than May 31,
     1998, all of Sellers' receivables with detailed information on each receivable which has been outstanding more than 30 days.

          5.11.3  All equipment, motor vehicles, and
     other personal property (other than inventory and supplies), owned or leased by Sellers setting forth a summary description of all leases, claims, and conditions relating thereto.

          5.11.4  All patents, trademarks, service marks,
     service names, trade names, and copyrights together with any registrations, applications and licenses related thereto, owned by Sellers or used in the operation of Sellers' business.

          5.11.5  All insurance policies insuring Sellers
     or their assets, specifying the name of the insurer, the risk insured against, the limits of coverage, the deductible amount, the premium rate and the date through which coverage will continue by virtue of premiums already paid.

          5.11.6  All contracts or agreements relating to
     the Assets to which Sellers are a party.

          5.11.7  All loan agreements, conditional sale
     agreements, security agreements, guaranties, and leases to which Sellers are a party.

          5.11.8  All employment and consulting
     agreements, compensation plans, pension plans or retirement plans, group life, health and accident insurance and other employee benefit plans, including holiday, vacation, Christmas and other bonus practices, to which Sellers are a party.

          5.11.9  The name of all banks where Sellers
     have accounts or safe deposit boxes and the names of all persons authorized to sign on the accounts or have access to the boxes; and the names of all persons holding tax or other powers of attorney from Sellers and a summary of the terms thereof.

All of the agreements, leases and licenses required to be listed on Schedule 5.11 (other than those which have been fully performed) are valid and binding, and except as otherwise specified in Schedule 5.11, assignable to Purchaser without the consent of any other party so that, after assignment to Purchaser, Purchaser will be entitled to the full benefits thereof. Except as disclosed in Schedule 5.11, no payment required to be made under any such agreement, lease or license has been prepaid more than 30 days prior to its due date, and there is not any default, or event which would constitute a default, and none of such agreements, leases or licenses is unduly burdensome or adverse to Sellers' Assets or business or likely to result in any material loss or liability. None of Sellers' existing or completed contracts is subject to renegotiation with any government body.

     5.12 No Guaranties.  Except as may be set forth on
Schedule 5.12, no obligation of Sellers are guaranteed by any other person or entity, nor has Sellers guaranteed any obligation of any other person or entity.

     5.13 Receivables. All Sellers' receivables have arisen only from transactions in the ordinary course of business and shall be fully collected within 90 days after each receivable arose, without offset or resort to litigation, except for an allowance for doubtful accounts computed as a percentage of sales consistent with prior practices as reflected on the most recent annual Financial Statement.

     5.14 Records. The accounting books of Sellers are complete and correct, and no transactions which are required to be recorded therein have been omitted.

     5.15 Absence of Certain Business Practices. Neither Sellers nor any employee or agent of Sellers has within the past five years agreed to give any gift to any customer, supplier, government employee or other person who may be in a position to help or hinder the business of Sellers which (i) might subject Sellers to liability in any proceeding, (ii) if not given in the past, might have had an adverse effect on the Sellers' Assets or business as reflected in the Financial Statements, or (iii) if not continued in the future, might adversely affect Sellers' Assets or business, or which might subject Sellers to liability in any proceeding.

     5.16 Disclosure. All of Sellers' representations made in this Agreement and its related documents are true and contain no untrue statements and do not omit important facts. Sellers have disclosed, to the best of their knowledge, to Purchaser in writing all the adverse facts concerning the Sellers' Assets and their business.

     5.17 No Conflict. Except as may be set forth on Schedule 5.17, or contained in any agreement attached hereto, performance of this Agreement by Sellers will not conflict with any regulations or agreements to which Sellers are a party. No authorization or filing, which has not already been completed, is necessary for Sellers to perform this Agreement.

     6.   Representations and Warranties by Purchaser.
Purchaser represents and warrants to Sellers as follows:

     6.1 Organization. Purchaser is a corporation organized and in good standing under the laws of the State of Nevada and has full authority to enter into this Agreement and to carry on their business and to own and operate their properties.

     6.2 Authorization and Approval of Agreement. All actions required to be taken by Purchaser relating to the singing of this Agreement shall have been taken at or prior to the Closing.

     6.3 Execution and Performance of Agreement. The performance of this Agreement by Purchaser will not result in a default of any Agreement to which Purchaser is a party.
Purchaser has the authority to enter into this Agreement.

     6.4 Litigation. There is no claim, order, investigation or other proceeding, against Purchaser relating to the transactions contemplated by this Agreement and Purchaser does not know or have any reason to be aware of any basis for the same.

     7.   Conduct of Business Prior to Closing.

     7.1 Prior to the Closing, Sellers shall conduct their business only in a manner consistent with their prior practice and shall preserve their assets and properties in good condition and maintain insurance thereon in accordance with present practices, and Sellers will use their best efforts (i) to preserve the business and organization of Sellers intact,
(ii) to keep available the services of Sellers' present employees, agents and independent contractors, (iii) to preserve the goodwill of Sellers' suppliers, customers, landlords and others having business relations with it, and
(iv) to cooperate with Purchaser and assist in obtaining the consent of any party to any lease or contract with Sellers where the consent of such party may be required by reason of this Agreement.

     7.2 If there is a change in any information contained in this Agreement or its related documents prior to closing, Sellers shall give Purchaser prompt written notice.

     7.3 Sellers shall consult with and follow the recommendations of Purchaser with respect to (i) canceling agreements to which Sellers are a party, including purchase orders and commitments for capital expenditures or improvements, (ii) discontinuing particular items or operations and (iii) purchasing, pricing or selling policy (including selling merchandise at discounts); provided, however, that nothing contained in this Section shall require Sellers to take action that is likely to result in a penalty or claim for damages against Seller, or in losses to Seller, or to interfere with the conduct of Sellers' business consistent with prior practice, or to result in a breach by Sellers of any of their representations contained in this Agreement (unless the breach is waived by Purchaser).

     8. Access to Information and Documents. Upon Purchaser's request, Sellers shall give Purchaser access to Sellers' personnel and all their properties, documents and records relating to the carpet cleaning business conducted by Dirt Free and shall furnish copies of documents requested by Purchaser. Purchaser shall not improperly disclose the same prior to the Closing.

     9.   Employment Matters.

     9.1 Purchaser intends to provide employment to as many of Sellers' current employees as possible. Schedule 9.1 is a list of all Sellers' employees as of the date of this Agreement, including the compensation for each employee. Prior to the Closing Date, Purchaser shall provide Sellers a list of employees whom Purchaser does not intend to employ after the Closing Date. All remaining employees shall become the employees of Purchaser on the Closing Date.

     9.2  Within a reasonable period following the Closing
Date Purchaser shall provide training and support to Sellers' employees to enable them to use and sell Purchaser's products and services.

     10. Bulk Sales Compliance. Purchaser waives Sellers' compliance with the Bulk Sales Law of any state. Sellers agrees to pay all claims of creditors which could be asserted against Purchaser because of such noncompliance unless such claims are assumed by Purchaser under this Agreement. Sellers indemnify Purchaser against any liability or expense, including attorneys' fees, incurred by Purchaser by reason of the failure of Sellers to pay such claims.

     11. Conditions to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to, at Purchaser's option, each of the following conditions at or prior to the Closing, and Sellers shall use their best efforts to cause each condition to be fulfilled:

     11.1 All representations of Sellers in this Agreement or the related documents shall be correct when made and shall be deemed to have been made again as of the Closing Date, and shall then be correct except for changes allowed under the terms of this Agreement.

     11.2 All duties required by this Agreement to be performed by Sellers at or before the Closing shall be performed.

     11.3 Since the date of this Agreement there shall be no material adverse change in the condition of Sellers' Assets or their business.

     11.4 All documents required to be delivered to Purchaser at or prior to the Closing shall be delivered.

     11.5 Sellers shall use its best efforts to obtain written consents to the transfer or assignment to Purchaser of all agreements of Sellers where the consent of any other party may be required.

     12. Conditions Precedent to Sellers' Obligations. All obligations of Sellers at the Closing are subject to, at Sellers' option, each of the following conditions at or prior to the Closing, and Purchaser shall use their best efforts to cause each condition to be fulfilled:

     12.1 All representations of Purchaser contained in this Agreement or the related documents shall be correct when made and as of the Closing.

     12.2 All duties required by this Agreement to be performed by Purchaser at or before the Closing shall be performed.

     13.  Indemnification.

     13.1 Sellers indemnifies and agrees to hold Purchaser harmless from:

          13.1.1  any loss suffered by Purchaser because
     a representation was not true, a warranty was breached or a duty was not performed by Sellers contained in this Agreement or a related document;

          13.1.2  any loss suffered by Purchaser in
     connection with any of Sellers' liabilities which are not assumed by Purchaser under the Liabilities
     Undertaking;

          13.1.3  any liabilities or debts of Seller,
     which exist as of the Balance Sheet Date or which arise after that date but which are based upon any transaction, state of facts or other condition which occurred on or before the Balance Sheet Date, except to the extent reflected on the Balance Sheet;

          13.1.4  any liabilities or debts of Seller,
     which exist as of the Closing Date or which arise after that date but which are based upon any transaction, state of facts or other condition which occurred on or before the Closing Date, except to the extent (i) reflected on the Balance Sheet or incurred after the Balance Sheet Date in connection with a purchase in the ordinary course of Sellers' business and in conformity with the representations contained in this Agreement, and (ii) assumed by Purchaser under the terms of the Liabilities
     Undertaking; and

          13.1.5  any claims, judgments and expenses,
     including legal fees, incurred for any of the foregoing or for attempting to avoid or oppose the same or for enforcing this indemnity.

     13.2 Purchaser hereby agrees to indemnify and hold
Sellers harmless from:

          13.2.1  any loss suffered by Sellers because a
     representation was not true, a warranty was breached or a duty was not performed by Purchaser contained in this Agreement or a related document;

          13.2.2  any liabilities or debts of Sellers
     assumed by Purchaser under this Agreement or the Liabilities Undertaking; and

          13.2.3  any claims, judgments and expenses,
     including legal fees, incurred for any of the foregoing or for attempting to avoid or oppose the same or for enforcing this indemnity.

     14.  Nature and Survival of Representations and
Warranties. All representations and warranties contained in this Agreement shall remain effective after the Closing.

     15. Notices. Any notices described under this Agreement shall be in writing and shall be deemed given when personally delivered or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth above.

     16.    Arbitration.

          16.1 Any action, dispute, controversy or claim between or among the Parties, whether sounding in contract, tort, or otherwise ("Dispute") shall, at the request of any Party, be finally resolved by arbitration as set forth below, and shall include any Dispute arising out of or relating to this Agreement or any agreements or instruments relating to this Agreement or delivered in connection with this Agreement. Any such Dispute shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings shall be conducted in Salt Lake City, Utah. The arbitrator(s) shall have the qualifications set forth in Section 16.2. All statutes of limitation which would otherwise be applicable in a judicial action brought by a Party shall apply to any arbitration proceeding under this Agreement.

          16.2 The arbitrator(s) shall be selected in accordance with the rules of the American Arbitration Association from panels maintained by the Association. A single arbitrator shall be knowledgeable in the subject matter of the arbitration proceeding. If more than one arbitrator is selected, at least one of the arbitrators must be knowledgeable in the subject matter of the Dispute and at least one of whom must be a practicing attorney. If more than one arbitrator is selected, the controversy shall be decided by a majority vote of the arbitrators. The arbitrator(s) may award recovery of all costs and fees (including attorneys' fees, administrative fees, arbitrators' fees, and court costs) to the prevailing party. The arbitrator(s) also may grant provisional or ancillary remedies such as, for example, injunctive relief, attachment, or the appointment of a receiver, either during the pendency of the arbitration proceeding or as part of the arbitration award.

          16.3 Notwithstanding the applicability of other law to any agreements or instruments between or among the Parties, the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. Shall apply to the construction and interpretation of this Agreement.

          16.4 The Parties acknowledge that they have read and understand the following disclosures:

               ARBITRATION IS FINAL AND BINDING ON THE
               PARTIES.

               THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE
               IN COURT, INCLUDING THEIR RIGHT TO A JURY
               TRIAL.

               PRE-ARBITRATION DISCOVERY IS GENERALLY MORE
               LIMITED AND DIFFERENT FROM COURT PROCEEDINGS.

               ARBITRATORS' AWARDS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY ARBITRATORS IS STRICTLY LIMITED.

     17. Legal and Other Costs. In the event that any party defaults in its obligations under this Agreement and, as a result thereof, another party seeks to legally enforce its rights hereunder against the defaulting party, then, in addition to all damages and other remedies to which the non-defaulting party is entitled by reason of such default, the defaulting party shall be liable for and shall promptly pay to the non-defaulting party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the non-defaulting party in connection with such enforcement to the extent awarded by arbitration.

     18.  Miscellaneous.

     18.1 This writing contains the entire agreement of the parties concerning the subject matter hereof and it may not be amended or terminated except by a written agreement signed by all the parties.

     18.2 No waiver of any default is valid unless in writing and signed by the waiving party, and no such waiver shall be deemed a waiver of any subsequent default.

     18.3 This Agreement shall be binding upon and inure to the benefit of each corporate party, its successors and assigns, and each individual party hereto and his/her heirs, personal representatives, successors and assigns.

     18.4 The paragraph headings are for the purposes of convenience only and are not intended to define or limit the contents of the paragraphs.

     18.5 Each party shall cooperate and take such further action as may be reasonably requested by any other party to carry out the provisions and purposes of this Agreement.

     18.6 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

     18.7 This Agreement and any amendments shall be governed by and construed in accordance with law of the State of Utah.

     18.8 Any information revealed pursuant to this Agreement or previously in the course of negotiations shall be held in confidence and solely for the purpose of consummating this Agreement in allowing the parties to exercise prudent care.
If this Agreement is not consummated, no further use shall be made of such information (except to the extent such information was already known prior to this Agreement) and the parties may be held accountable for any unauthorized use. If this Agreement is not consummated, the parties shall return all documents received from any party in connection with this Agreement. If this Agreement is consummated, neither party shall disclose any information concerning the other party's business or the terms of this Agreement except (i) as approved by the other party, (ii) as necessary for the conduct of the Purchaser's or Sellers' business, (iii) as required by law, or
(iv) as is ascertainable from public information.

     18.9 Each provision of this Agreement shall be interpreted in such a way as to be valid under all laws, but in case any of the provisions shall be held to be illegal or unenforceable, such illegality or unenforceability shall not affect any other provision and this Agreement shall be interpreted as if the invalid provision was not included unless the absence of such provision would make completing the transactions contemplated hereby unreasonable.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

                              SELLERS:
                              DIRT FREE CARPET & UPHOLSTERY
                              CLEANING, INC.



                              By: /s/ Aubry Theode

                                  Its:  President



                              /s/ Aubry Theode
                              Aubry Thoede, doing business as
                              Dirt Free Carpet & Upholstery
                              Cleaning, Inc.


                              PURCHASER:
                              VENTURI TECHNOLOGIES, INC.,
                              a Nevada corporation



                              By:  /s/ John Hopkins
                                   Its:  President


                                    EXHIBIT "A-1"

                  Bill of Sale and Assignment
                        from Dirt Free

                                    EXHIBIT "A-2"

                 Bill of Sale and Assignment
                          from Thoede

                                   EXHIBIT "B"

                    Liabilities Undertaking

                                  Schedule 4.5

                 Allocation of Purchase Price

                                  Schdule 5.4

                          Liabilities

                                  Schedule 5.5

                             Taxes

                                  Schedule 5.6

                  Material Changes or Events

                                  Schedule 5.7

                          Litigation

                                  Schedule 5.8

          Compliance With Laws and Other Instruments

                                  Schedule 5.10

                   Environmental Compliance

                                  Schedule 5.11

             Schedules of Assets, Contracts, etc.

                                   Schedule 5.12

                          Guaranties

                                   Schedule 9.1

                       Sellers' Employees